EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CELATOR PHARMACEUTICALS, INC.

Celator Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors (the “Board”) of Celator Pharmaceuticals, Inc. (the “Corporation”), at a meeting thereof held on March 8, 2014, duly adopted a resolution setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 28, 2012, as amended on May 22, 2013 (the “Certificate of Incorporation”), declaring such amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 4.A. of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows (the “Amendment”):

ARTICLE 4

A. Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 220,000,000, of which 200,000,000 shares are Common Stock with a par value of $0.001 per share (the “Common Stock”), and 20,000,000 shares are Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).

SECOND: Thereafter, in accordance with a resolution adopted by the Board, the Corporation submitted the proposed Amendment to the stockholders for approval in accordance with the DGCL, and the holders of a majority of the outstanding shares of Common Stock of the Corporation voted in favor of the Amendment.

THIRD: The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 12th day of June, 2014.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Scott T. Jackson
Scott T. Jackson
Chief Executive Officer

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